UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): October 15, 2012

YONGYE INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Nevada	333-143314	20-8051010
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,

No. 1 Zhichun Road, Haidian District, Beijing, PRC

(Address Of Principal Executive Offices) (Zip Code)

+86 10 8232 8866

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 15, 2012, Yongye International, Inc. (the “Company”) issued a press release announcing the receipt of a “going private” proposal from (i) Mr. Zishen Wu, the Company’s Chairman and Chief Executive Officer, (ii) Full Alliance International Limited, (iii) MSPEA Agriculture Holding Limited, and (iv) Abax Global Capital (Hong Kong) Limited, on behalf of funds managed and/or advised by it and its nominee entities and its and their affiliates. According to the proposal letter, an acquisition vehicle will be formed for the purpose of completing the acquisition at a purchase price of $6.60 per share of common stock in cash, subject to certain conditions, which purchase price is intended to be financed through a combination of debt to be primarily provided by third party financial institutions and equity capital to be provided by the buyer parties or their affiliates in the form of cash and/or rollover equity in the Company. The proposal letter states that the buyer parties have been in discussions with a Chinese bank which is experienced in financing going private transactions and has expressed interest in providing loans to finance the acquisition. The full text of the press release is set forth in Exhibit 99.1 attached hereto.

The Company’s Board of Directors has formed a special committee (the “Special Committee”) consisting of Mr. Sean Shao, Mr. Xiaochuan Guo and Mr. Xindan Li, to consider certain potential transactions involving the Company (including this proposal) and the Special Committee has retained Cleary Gottlieb Steen & Hamilton LLP as its legal counsel to assist it in consideration of such matters. The Special Committee will also retain an independent financial advisor to assist it in its work.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated October 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2012

YONGYE INTERNATIONAL, INC.

By:	/s/ Zishen Wu
Name: Title:	Zishen Wu President and CEO